Exhibit 99.1

NEWS RELEASE	Investor Relations
314/994-2897 FOR IMMEDIATE RELEASE

Arch Resources Issues $53.1 Million in Tax-Exempt Bonds

Proceeds will fund ongoing buildout of transformational growth project at Leer South

Transaction is more than 10 times oversubscribed

Results in a highly competitive interest rate of 5.00 percent

ST. LOUIS, July 6, 2020 – Arch Resources, Inc. (NYSE: ARCH) announced today that it has issued $53.1 million of bonds in the U.S. tax-exempt market through the West Virginia Economic Development Authority. The bonds are subject to a mandatory tender for purchase by the company on July 1, 2025. The proceeds will be used to fund a portion of the ongoing construction of the world-class Leer South mine in Barbour County, West Virginia, which is expected to commence longwall production in the third quarter of 2021.

“We are pleased with the success of this offering, and appreciate the market’s strong expression of confidence in Arch Resources and its long-term outlook for value creation and growth,” said Matthew C. Giljum, Arch’s chief financial officer. “The proceeds from this bond offering will support the ongoing build-out of Leer South – which we view as the premier growth project in the global metallurgical space – while helping to ensure that we maintain ample liquidity during the current period of market uncertainty.”

The transaction was more than 10 times oversubscribed, with orders in excess of $560 million, resulting in a highly competitive fixed interest rate of 5.00 percent. Arch Resources is the primary obligor on the secured bonds, with substantially all of its significant subsidiaries acting as guarantors.

In keeping with the requirements of the tax-exempt issuance, proceeds from the offering will be used to fund the construction of the mine’s preparation plant and other facilities associated with waste management. Arch received approximately $30 million of cash upon closing – reflecting the amount of qualified expenditures already completed – and will receive the remainder over the next several quarters as work continues.

“We appreciate the vision and support of Governor Jim Justice and the West Virginia Economic Development Authority in facilitating this highly successful issuance, and we look forward to a strong continued partnership with the state as we drive forward with the buildout,” Giljum said. “In addition to its pivotal role in Arch’s future plans, Leer South will serve as a cornerstone of the northern West Virginia economy for decades to come – providing permanent, well-paying jobs to more than 500 West Virginians and supporting countless other regional businesses and their employees as well.”

The total development cost for Leer South is projected to be $360 million to $390 million, representing one of the largest investments in the State of West Virginia in recent years. The mine development process is currently supporting an estimated 1,800 temporary jobs related to the construction of facilities and infrastructure, the sourcing of equipment, and the provision of critical services. “Our ability to continue to drive forward with this project even in today’s challenging market environment is a powerful differentiator for Arch and a highly positive development for the State of West Virginia’s economy,” Giljum said.

With this offering and the equipment financing facility completed in March 2020, Arch has secured more than $107 million in financing for the Leer South project in recent months, at an average interest rate of just over 5.6 percent.

Leer South is expected to produce up to four million tons of coking coal annually for sale into global metallurgical markets. Coking coal – in combination with iron ore – is an essential component in the manufacture of primary steel. Arch expects steel to play an indispensable role in the revitalization of the global economy as it recovers from the disruption of the COVID-19 pandemic, and in the construction of a new economy supported by mass transit systems, wind turbines and electric vehicles.

Leer South remains on schedule and on budget, and – once completed – is expected to operate in tandem with Arch’s existing Leer mine in Taylor County for the next 20 years or more. With the startup of Leer South, Arch expects to employ a total of 1,650 West Virginians at its four metallurgical mines in the state.

Arch Resources is a premier producer of high-quality metallurgical products for the global steel industry. The company operates large, modern and highly efficient mines that consistently set the industry standard for both mine safety and environmental stewardship.

Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “should,” “appears,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from our ability to comply with the restrictions imposed by the loan agreement related to the bonds, generate sufficient revenue to pay the debt service on the bonds, and achieve the production and financial results we expect from the Leer South mine; from the COVID-19 pandemic, including its adverse effects on businesses, economies, and financial markets worldwide; from changes in the demand for our coal by the global electric generation and steel industries; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from competition within our industry and with producers of competing energy sources; from our ability to successfully acquire or develop coal reserves; from operational, geological, permit, labor and weather-related factors; from the Tax Cuts and Jobs Act and other tax reforms; from the effects of foreign and domestic trade policies, actions or disputes; from fluctuations in the amount of cash we generate from operations, which could impact, among other things, our ability to pay dividends or repurchase shares in accordance with our announced capital allocation plan; from our ability to successfully integrate the operations that we acquire; from our ability to complete the joint venture transaction with Peabody Energy in a timely manner, including obtaining regulatory approvals and satisfying other closing conditions; from our ability to achieve expected synergies from the joint venture; from our ability to successfully integrate the operations of certain mines in the joint venture; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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